Exhibit 10.1

December 1, 2015

Mr. Thomas D. Vitro, CMA

30 Raymond Circle

Westfield, MA 01085

Dear Mr. Vitro:

On behalf of STR Holdings, Inc., I am very pleased to present this offer of permanent, full-time employment to you, the terms of which follow.

Parties

This offer of employment is made by STR HOLDINGS, INC., a Delaware corporation (together with any successor thereto, the “Company”), to THOMAS D. VITRO (the “Executive”).

Position and Duties

The Executive shall serve as Vice President, Chief Financial Officer and Chief Accounting Officer, with responsibilities, duties and authority customary for such position.  The Executive shall report to the Chief Executive Officer and, in his absence, to the Audit Committee of the STR Board of Directors.  The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries.  The Executive agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time.  The Executive shall perform his duties hereunder at the Company’s corporate headquarters in Enfield, Connecticut and shall travel as necessary or as reasonably requested by the Company.

Annual Base Salary

The Executive shall receive a base salary at a rate of $215,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to increase as determined by the Company in its sole discretion (the “Annual Base Salary”).  The Executive’s Annual Base Salary will be reviewed annually and may be increased considering the Executive’s performance and that of the Company.

Bonus Compensation

In addition to the Annual Base Salary, for each fiscal year, or portion thereof, during employment, the Executive shall be eligible to participate in the Company’s (i) management incentive plan (or any successor incentive plan adopted by the Board) with a target bonus amount of at least 45% of Executive’s Annual Base Salary (the “Target Bonus”). The Executive’s bonus will be based upon the performance of Executive and the Company measured against mutually agreed upon goals.  The Company shall take steps to ensure that the terms and operation of the management incentive plan (or any successor incentive plan adopted by the Board) either comply with the requirements of Code Section 409A or that bonuses paid by said plan qualify for an exception to the requirements of Code Section 409A.

Benefits

The Executive shall be entitled to participate in employee benefit and retirement plans (e.g., the health plan, 401(k) and pension plan, if any), programs and arrangements of the Company now (or, to the extent determined by the Company, hereafter) in effect which are applicable to the senior management of the Company.

Vacation

The Executive shall be entitled to four weeks paid vacation each calendar year.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

Expenses

The Company shall promptly reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.  Any expense reimbursement that would constitute deferred compensation subject to Code Section 409A, shall be subject to the following additional rules:  (i) no reimbursement of any such expenses shall affect Executive’s right to reimbursement of any such expenses in any other taxable year; (ii) reimbursement of the expenses shall be made promptly in a lump sum payment, but not later than the end of the calendar year following the calendar year in which the expenses were incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

D&O Insurance

The Company shall obtain and maintain a directors’ and officers’ liability insurance policy covering Executive in a face amount of not less than $5,000,000 or such lesser amount as shall be reasonably acceptable to Executive.  The Executive shall be a Named Executive Officer of the Company.

Severance

The terms “cause” and “good reason”, shall carry the definitions found in the Company’s Executive Severance Agreements, currently in force at the time of this offer of employment and available in the Investor Relations section of the Company’s website.  A formal severance agreement, reflecting the following terms, will be more fully developed and executed with the Executive following acceptance of this offer of employment.

If the Executive is terminated for cause, or terminates his employment without good reason, then the Executive shall not be entitled to severance of any kind.

If the Executive is terminated without cause or terminates his employment with good reason prior to July 1, 2016, then the Executive shall be entitled to a severance benefit equal to the value of six (6) months of salary and benefits, less the value of actual salary and benefits earned and paid between January 1, 2016 and June 30, 2016, as well as a pro rata portion of any bonus earned under the Company’s Management Incentive Plan.  Severance shall be paid in a lump sum within thirty (30) days of the date of termination.

Should the Executive be terminated without cause or terminate his employment with good reason on or after July 1, 2016, then the Executive shall be entitled to the standard Company severance of 1 week of salary per year of service as a full-time employee, wherein said service shall accrue only from the effective date of this new engagement of employment and any and all prior employment with the Company or any of its predecessors shall be explicitly excluded and fully discounted.

Any and all payments to the Executive under the Company’s severance policy shall be subject to the signing of a general release and an agreement not to compete.

Effective Date

The effective date of employment shall be mutually agreed upon by the Company and the Executive such that the Executive has an overlap with the outgoing Vice President and Chief Financial Officer sufficient to make a smooth transition, and in any case, shall be no later than January 4, 2016.

Tom, I’d be very pleased to have you back on the executive team at STR.  Should you wish to accept this offer of employment, please so indicate by signing below and returning this letter to me before noon on Wednesday, December 2, 2015, to Robert.yorgensen@strholdings.com. I would like to announce your acceptance of this position publicly on the same date.

Accepted by:

/s/ Thomas D. Vitro
Thomas D. Vitro

STR HOLDINGS, INC.

By:	/s/ Robert S. Yorgensen
Name: Robert S. Yorgensen
Title: President and Chief Executive Officer